EXHIBIT 10.27
HELIX TECHNOLOGY CORPORATION
EMPLOYEES’ PENSION PLAN
Amendment No. 2
WHEREAS, Helix Technology Corporation established the Helix Technology Corporation Employees’ Pension Plan (the “Plan”) effective January 1,1979; and
WHEREAS, Brooks Automation, Inc. (the “Company”) became the sponsor of the Plan upon the acquisition of Helix Technology Corporation; and
WHEREAS, the Board of Directors of Brooks Automation, Inc. or its delegate may amend the Plan pursuant to Section 12.1 of the Plan; and
WHEREAS, the Company previously submitted a Voluntary Compliance Program (“VCP”) application to correct the failure to satisfy the required minimum distribution rules under Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, for certain missing participants; and
WHEREAS, as a result of the VCP submission referenced above, the IRS has accepted the proposed method of correcting the failure, which includes amending the Plan; and
WHEREAS, consistent with the accepted method of correction, the Company desires to amend the Plan to permit the forfeiture of benefits payable to missing participants, once reasonable efforts have been made to locate those individuals, provided such benefits will be reinstated upon a claim from the participant or beneficiary;
NOW, THEREFORE, effective May 20th, 2009, Section 14.4 of the Plan is hereby amended, to add a new subparagraph, (d) to read in its entirety as follows:
“(d) If a person to whom benefits must be distributed cannot be located, and reasonable efforts have been made to locate such person, the benefits shall be forfeited. If a person whose benefit has been forfeited in accordance with this section subsequently returns or makes a claim for benefits, the person’s forfeited benefit shall be reinstated.”
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 16th day of
October, 2009.

BROOKS AUTOMATION, INC.
By:	/s/ William T. Montone
WILLIAM T. MONTONE
Senior Vice President, Human Resources